Exhibit 1(ii)

BLACKROCK VARIABLE SERIES FUNDS, INC.

ARTICLES OF AMENDMENT

BLACKROCK VARIABLE SERIES FUNDS, INC., a Maryland corporation (the “Corporation”), does hereby certify to the State Department of Assessments and Taxation of the State of Maryland (the “SDAT”) that:

FIRST:The charter of the Corporation is hereby amended to provide that, immediately upon acceptance of these Articles of Amendment for record (the “Effective Time”) by the SDAT, every ten shares of Class III Common Stock, $0.10 par value per share, of the Mercury Small Cap Value V.I. Fund series of the Corporation (the “Mercury Small Cap Value V.I. Fund Series”) that were issued and outstanding immediately prior to the Effective Time shall be changed into one issued and outstanding share of Class III Common Stock, $1.00 par value per share, of the Mercury Small Cap Value V.I. Fund Series.

SECOND:Upon the effectiveness of the amendment set forth in Article FIRST hereof, the charter of the Corporation is hereby further amended to decrease the par value of each share of Class III Common Stock of the Mercury Small Cap Value V.I. Fund Series from $1.00 per share to $0.10 per share.

THIRD:The amendments to the charter of the Corporation that are effected by these Articles of Amendment have been approved by a majority of the board of directors of the Corporation.

THIRD:The amendment set forth in Article FIRST hereof is made without action by the stockholders of the Corporation pursuant to Section 2-309(e) of the Maryland General Corporation Law.

FOURTH:The amendment set forth in Article SECOND hereof is limited to a change expressly authorized by Section 2-605(a)(2) of the Maryland General Corporation Law to be made without action by the stockholders of the Corporation.

FIFTH:The authorized stock of the Corporation has not been increased by these Articles of Amendment.

SIXTH:As amended hereby, the charter of the Corporation shall remain in full force and effect.

IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its President and witnessed by its Assistant Secretary as of the 13th day of December, 2007.

BLACKROCK VARIABLE SERIES FUNDS, INC.

By: /s/ Donald C. Burke

Name: Donald C. Burke

Title: President

Witness:

/s/ Dennis R. Molleur

Name: Denis R. Molleur

Title: Assistant Secretary

The undersigned, the President of the Corporation, who executed on behalf of the Corporation the foregoing Articles of Amendment of which this certificate is made a part, hereby acknowledges the foregoing Articles of Amendment to be the act of the Corporation and further certifies, as to all of the matters and facts required to be verified under oath, that to the best of his knowledge, information and belief, the matters and facts set forth herein are true in all material respects, under penalties of perjury.

/s/ Donald C. Burke

Name: Donald C. Burke

Title: President

4838-4790-6818